Contact:
Sean McHugh
Vice President Investor Relations & Treasury
(404) 745-2889

CARTER’S, INC. REPORTS THIRD QUARTER 2011 RESULTS

▪	NET SALES $640 MILLION, UP 23%
▪	EARNINGS PER SHARE $0.58, DOWN 30%
▪	ADJUSTED EPS $0.67, DOWN 19%

Atlanta, Georgia, October 27, 2011 / Business Wire -- Carter’s, Inc. (NYSE:CRI), the largest branded marketer in the United States of apparel exclusively for babies and young children, today reported its third quarter 2011 results.

“We are very pleased with our third quarter performance. The success of our growth strategies has resulted in strong revenue growth and market share gains this year,” said Michael D. Casey, Chairman and Chief Executive Officer.  “As expected, profitability this year has been affected by the abnormal spike in cotton prices. We are encouraged by the improved outlook on product costs and the continued support of our brands from consumers in all channels of distribution.”

Third Quarter of Fiscal 2011 compared to Third Quarter of Fiscal 2010

Consolidated net sales increased $121.7 million, or 23.5%, to $639.6 million.  Net domestic sales of the Company’s Carter’s brands increased $70.5 million, or 17.5%, to $473.3 million.  Net domestic sales of the Company’s OshKosh B’gosh brand increased $3.2 million, or 3.1%, to $106.9 million.  Net international sales, which are comprised of sales of Carter’s and OshKosh B’gosh branded products to wholesale customers outside the United States and Canadian retail store sales, increased $48.0 million to $59.4 million.

The Company’s pre-tax income in the third quarter of fiscal 2011 includes expenses related to the acquisition of Bonnie Togs, a Canadian children’s apparel retailer, of approximately $7.0 million, including $5.9 million of purchase accounting adjustments recorded in cost of goods sold.

Operating income in the third quarter of fiscal 2011 was $56.8 million, a decrease of $23.1 million, or 28.9%, from $79.9 million in the third quarter of fiscal 2010.  Excluding the effect of the acquisition-related expenses described above, adjusted operating income in the third quarter of fiscal 2011 was $63.8 million, a decrease of $16.1 million, or 20.1%, from the third quarter of fiscal 2010.  The decrease primarily reflects the net effect of higher product costs.

Net income decreased $15.2 million, or 30.6%, to $34.4 million, or $0.58 per diluted share, compared to $49.7 million, or $0.83 per diluted share, in the third quarter of fiscal 2010.  Excluding the effect of the acquisition-related expenses described above, adjusted net income in the third quarter of fiscal 2011 decreased $9.9 million, or 19.9%, to $39.7 million, or $0.67 per adjusted diluted share.

A reconciliation of income as reported under accounting principles generally accepted in the United States of America (“GAAP”) to adjusted income is provided at the end of this release.

Business Segment Results

In light of the acquisition of Bonnie Togs, the Company has realigned certain of its reportable segments.  Effective in the third quarter of fiscal year 2011, the Carter’s and OshKosh  wholesale segments now reflect domestic business activities formerly reported in these brands’ wholesale and mass channel segments.  In addition, the Company added a new international segment, which includes its Canadian retail business, international wholesale sales, and international royalty income.  Prior-year amounts have been recast to conform to the current year presentation.

Carter’s Segments

Carter’s retail segment sales increased $33.7 million, or 22.3%, to $184.5 million, driven by incremental sales of $15.9 million generated by new store openings, $10.9 million generated by eCommerce sales, and a comparable store sales increase of $7.9 million, or 5.5%.  In the third quarter of fiscal 2011, the Company opened 23 Carter’s retail stores.  As of the end of the third quarter, the Company operated 351 Carter’s retail stores.

Carter’s wholesale segment sales increased $36.8 million, or 14.6%, to $288.8 million driven by strong demand.

OshKosh B’gosh Segments

OshKosh retail segment sales increased $2.5 million, or 3.2%, to $80.5 million, driven by incremental sales of $2.5 million generated by new store openings, $3.3 million generated by eCommerce sales, partially offset by a comparable store sales decrease of $1.7 million, or 2.3%, and store closures of $1.6 million.  In the third quarter of fiscal 2011, the Company opened one and closed two OshKosh retail stores.  As of the end of the third quarter, the Company operated 176 OshKosh retail stores.

OshKosh wholesale segment sales increased $0.7 million, or 2.6%, to $26.5 million.

International Segment

International segment sales increased $48.0 million to $59.4 million, reflecting the acquisition of the Canadian retailer Bonnie Togs in the current year and higher wholesale sales.  In the third quarter of fiscal 2011, the Company opened five stores in Canada.  As of the end of the third quarter, the Company operated 64 retail stores in Canada.

First Nine Months of Fiscal 2011 compared to First Nine Months of Fiscal 2010

Consolidated net sales increased $249.1 million, or 19.9%, to $1.5 billion.  Net domestic sales of the Company’s Carter’s brands increased $182.1 million, or 18.5%, to $1.2 billion.  Net domestic sales of the Company’s OshKosh B’gosh brand increased $11.8 million, or 4.9%, to $252.8 million.  Net international sales increased $55.1 million to $82.0 million.

The Company’s pre-tax income in the first nine months of fiscal 2011 includes Bonnie Togs acquisition related charges of approximately $9.2 million, which includes $5.9 million of purchase accounting adjustments recorded in cost of goods sold.

Operating income in the first nine months of fiscal 2011 was $132.4 million, a decrease of $52.0 million, or 28.2%, from $184.5 million in the first nine months of fiscal 2010.  Excluding the effect of the acquisition-related expenses described above, adjusted operating income in the first nine months of fiscal 2011 was $141.6 million, a decrease of $42.8 million, or 23.2%, from the first nine months of fiscal 2010.  The decrease primarily reflects the net effect of higher product costs.

Net income decreased $32.3 million, or 29.0%, to $79.2 million, or $1.35 per diluted share, compared to $111.6 million, or $1.86 per diluted share, in the first nine months of fiscal 2010.  Excluding the effect of the acquisition-related expenses described above, adjusted net income in the first nine months of fiscal 2011 decreased $25.6 million, or 23.0%, to $85.9 million, or $1.46 per adjusted diluted share from the first nine months of fiscal 2010.

A reconciliation of income as reported under GAAP to income adjusted for expenses related to the Company’s acquisition of the Bonnie Togs business is provided at the end of this release.

Cash flow used in operations in the first nine months of fiscal 2011 was $85.8 million compared to cash flow from operations of $5.2 million in the first nine months of fiscal 2010.  The decline was primarily due to net changes in working capital and decreased earnings.

Carter’s Segments

Carter’s retail segment sales increased $82.7 million, or 21.6%, to $465.3 million, driven by incremental sales of $37.7 million generated by new store openings, $27.8 million generated by eCommerce sales, and a comparable store sales increase of $18.1 million, or 4.9%.  In the first nine months of fiscal 2011, the Company opened 47 Carter’s retail stores and closed two stores.

Carter’s wholesale segment sales increased $99.4 million, or 16.5%, to $703.0 million principally due to strong demand.

OshKosh B’gosh Segments

OshKosh retail segment sales increased $6.5 million, or 3.5%, to $191.6 million, driven by incremental sales of $8.2 million generated by eCommerce sales, $7.3 million generated by new store openings, partially offset by a comparable store sales decrease of $5.8 million, or 3.3%, and store closures of $3.2 million.  In the first nine months of fiscal 2011, the Company opened three OshKosh retail stores and closed seven stores.

OshKosh wholesale segment sales increased $5.3 million, or 9.5%, to $61.2 million.

International Segment

International segment sales increased $55.1 million to $82.0 million, reflecting the acquisition of Bonnie Togs in the current year and higher wholesale sales.

Outlook

The Company projects net sales for the fourth quarter of fiscal 2011 will increase approximately 15% to 17% (inclusive of the contribution from the Bonnie Togs acquisition) over the fourth quarter of fiscal 2010.  The Company also expects adjusted diluted earnings per share, excluding the impact of purchase accounting charges related to the Bonnie Togs acquisition and other acquisition related or other non-recurring items, to be approximately $0.40 to $0.45 compared to $0.60 in the fourth quarter of fiscal 2010.

For fiscal 2011, the Company expects net sales to increase approximately 19%, with adjusted diluted earnings per share to be approximately $1.88 to $1.93 compared to $2.46 in fiscal 2010.

The Company anticipates that product costs for its domestic Spring 2012 merchandise assortments will increase approximately 15% compared to its Spring 2011 assortments, due to continued elevated cotton, labor, and other product-related costs.  Although product costs for the Company’s domestic Fall 2012 merchandise assortment are still being negotiated, the Company expects domestic Fall 2012 costs to decline compared to Fall 2011 costs.

Conference Call

The Company will hold a conference call with investors to discuss third quarter results on October 27, 2011 at 8:30 a.m. Eastern Time.  To participate in the call, please dial 913-312-0708.  To listen to a live broadcast of the call on the internet, please log on to www.carters.com and select the “Q3 2011 Earnings Conference Call” link under the “Investor Relations” tab.  Presentation materials for the call can be accessed on the Company’s website at www.carters.com by selecting the “Conference Calls & Webcasts” link under the “Investor Relations” tab.  A replay of the call will be available shortly after the broadcast through November 5, 2011, at 719-457-0820, passcode 3242025.  The replay will be archived on the Company’s website at the same location.

For more information on Carter’s, Inc., please visit www.carters.com.

Cautionary Language

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated financial results for the fourth quarter of fiscal 2011 and fiscal 2011, or any other future period, assessment of the Company’s performance and financial position, and drivers of the Company’s sales and earnings growth.  Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.  Factors that could cause actual results to materially differ include: the acceptance of the Company's products in the marketplace; changes in consumer preference and fashion trends; seasonal fluctuations in the children's apparel business; negative publicity; the breach of the Company's consumer databases; increased production costs; deflationary pricing pressures and customer acceptance of higher selling prices; a continued decrease in the overall level of consumer spending; the Company's dependence on its foreign supply sources; failure of its foreign supply sources to meet the Company's quality standards or regulatory requirements; the impact of governmental regulations and environmental risks applicable to the Company's business; the loss of a product sourcing agent; increased competition in the baby and young children's apparel market; the ability of the Company to identify new retail store locations, and negotiate appropriate lease terms for the retail stores; the ability of the Company to adequately forecast demand, which could create significant levels of excess inventory; failure to successfully integrate Bonnie Togs into our existing business and realize growth opportunities and other benefits from the acquisition; failure to achieve sales growth plans, cost savings, and other assumptions that support the carrying value of the Company's intangible assets; and the ability to attract and retain key individuals within the organization.  Many of these risks are further described in the most recently filed Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission under the headings "Risk Factors" and "Forward-Looking Statements."  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except for share data)
(unaudited)

	For the three-month periods ended		For the nine-month periods ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010

Net sales	$639,617	$517,928	$1,503,105	$1,253,986
Cost of goods sold	447,744	325,125	1,018,688	764,122
Gross profit	191,873	192,803	484,417	489,864
Selling, general, and administrative expenses	145,602	123,321	380,088	333,084
Royalty income	(10,494)	(10,396)	(28,092)	(27,690)
Operating income	56,765	79,878	132,421	184,470
Interest expense, net	1,699	1,568	5,305	6,674
Foreign currency gain	(88)	--	(319)	--
Income before income taxes	55,154	78,310	127,435	177,796
Provision for income taxes	20,705	28,653	48,204	66,218
Net income	$34,449	$49,657	$79,231	$111,578

Basic net income per common share	$0.59	$0.84	$1.37	$1.89

Diluted net income per common share	$0.58	$0.83	$1.35	$1.86

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(unaudited)

	For the three-month periods ended					For the nine-month periods ended
(dollars in thousands)	October 1, 2011		% of Total	October 2, 2010	% of Total	October 1, 2011		% of Total	October 2, 2010	% of Total
Net sales:

Carter’s Wholesale	$288,775		45.1%	$251,943	48.7%	$703,028		46.7%	$603,599	48.1%
Carter’s Retail (a)	184,498		28.9%	150,838	29.1%	465,281		31.0%	382,570	30.5%
Total Carter’s	473,273		74.0%	402,781	77.8%	1,168,309		77.7%	986,169	78.6%

OshKosh Retail (a)	80,472		12.6%	77,946	15.0%	191,578		12.7%	185,050	14.8%
OshKosh Wholesale	26,472		4.1%	25,810	5.0%	61,248		4.1%	55,935	4.5%
Total OshKosh	106,944		16.7%	103,756	20.0%	252,826		16.8%	240,985	19.3%

International (b)	59,400		9.3%	11,391	2.2%	81,970		5.5%	26,832	2.1%

Total net sales	$639,617		100.0%	$517,928	100.0%	$1,503,105		100.0%	$1,253,986	100.0%

Operating income (loss):			% of segment net sales		% of segment net sales			% of segment net sales		% of segment net sales

Carter’s Wholesale	$33,023		11.4%	$44,496	17.7%	$90,603		12.9%	$122,407	20.3%
Carter’s Retail (a)	25,698		13.9%	31,579	20.9%	72,897		15.7%	76,405	20.0%

Total Carter’s	58,721		12.4%	76,075	18.9%	163,500		14.0%	198,812	20.2%

OshKosh Retail (a)	2,154		2.7%	9,420	12.1%	(10,079)		(5.3%)	10,474	5.7%
OshKosh Wholesale	362		1.4%	3,855	14.9%	(260)		(0.4%)	4,476	8.0%

Total OshKosh	2,516		2.4%	13,275	12.8%	(10,339)		(4.1%)	14,950	6.2%

International (b)	7,919	(c)	13.3%	5,567	48.9%	16,500	(c)	20.1%	12,794	47.7%

Segment operating income	69,156		10.8%	94,917	18.3%	169,661		11.3%	226,556	18.1%

Corporate expenses (d)	(12,391)	(e)	(1.9%)	(15,039)	(2.9%)	(37,240)	(e)	(2.5%)	(42,086)	(3.4%)

Total operating income	$56,765		8.9%	$79,878	15.4%	$132,421		8.8%	$184,470	14.7%

(a)	Includes eCommerce results.
(b)	Includes international retail and wholesale sales, and international licensing income.
(c)
Includes $5.9 million of expense related to the amortization of the fair value step-up for Bonnie Togs inventory acquired and a $1.0 million charge associated with the revaluation of the Company’s contingent consideration.

(d)
Corporate expenses generally include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, building occupancy, information technology, certain legal fees, consulting, and audit fees.

(e)	Includes $0.1 million and $2.3 million of professional service fees associated with the acquisition of Bonnie Togs for the three and nine-month periods ended October 1, 2011, respectively.

CARTER’S, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except for share data)
(unaudited)

	October 1, 2011	January 1, 2011	October 2, 2010
ASSETS
Current assets:
Cash and cash equivalents	$81,634	$247,382	$182,329
Accounts receivable, net	214,558	121,453	171,501
Finished goods inventories, net	385,960	298,509	263,782
Prepaid expenses and other current assets	16,412	17,372	12,369
Deferred income taxes	24,384	31,547	25,701

Total current assets	722,948	716,263	655,682
Property, plant, and equipment, net	111,830	94,968	92,558
Trade names	306,234	305,733	305,733
Goodwill	186,536	136,570	136,570
Deferred debt issuance costs, net	2,801	3,332	1,237
Other intangible assets, net	268	--	--
Other assets	499	316	305
Total assets	$1,331,116	$1,257,182	$1,192,085
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$--	$--	$2,450
Accounts payable	83,491	116,481	94,440
Other current liabilities	42,426	66,891	62,502

Total current liabilities	125,917	183,372	159,392
Long-term debt	236,000	236,000	229,709
Deferred income taxes	115,982	113,817	109,855
Other long-term liabilities	81,600	44,057	45,626
Total liabilities	559,499	577,246	544,582

Commitments and contingencies
Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at October 1, 2011, January 1, 2011, and October 2, 2010	--	--	--
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized, 58,529,586, 57,493,567, and 57,696,317 shares issued and outstanding at October 1, 2011, January 1, 2011, and October 2, 2010, respectively	585	575	577
Additional paid-in capital	228,061	210,600	214,547
Accumulated other comprehensive loss	(6,911)	(1,890)	(3,378)
Retained earnings	549,882	470,651	435,757

Total stockholders’ equity	771,617	679,936	647,503

Total liabilities and stockholders’ equity	$1,331,116	$1,257,182	$1,192,085

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in thousands)
(unaudited)
	For the nine-month periods ended
	October 1, 2011	October 2, 2010
Cash flows from operating activities:
Net income	$79,231	$111,578
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	23,522	22,730
Amortization of Bonnie Togs inventory step-up	5,944	--
Non-cash revaluation of contingent consideration	1,020	--
Amortization of Bonnie Togs tradename and non-compete agreements	96	--
Amortization of debt issuance costs	531	1,232
Non-cash stock-based compensation expense	7,161	5,397
Income tax benefit from stock-based compensation	(6,292)	(8,973)
Loss (gain) on disposal/sale of property, plant, and equipment	149	(3)
Deferred income taxes	8,021	6,974
Effect of changes in operating assets and liabilities:
Accounts receivable	(90,263)	(89,407)
Inventories	(59,355)	(49,782)
Prepaid expenses and other assets	1,019	(1,255)
Accounts payable and other liabilities	(56,572)	6,710

Net cash (used in) provided by operating activities	(85,788)	5,201

Cash flows from investing activities:
Capital expenditures	(29,157)	(29,483)
Acquisition of Bonnie Togs	(61,199)	--
Proceeds from sale of property, plant, and equipment	10	286

Net cash used in investing activities	(90,346)	(29,197)

Cash flows from financing activities:
Payments on term loan	--	(102,364)
Repurchases of common stock	--	(44,090)
Income tax benefit from stock-based compensation	6,292	8,973
Withholdings from vesting of restricted stock	(1,635)	(715)
Proceeds from exercise of stock options	5,428	9,480

Net cash provided by (used in) financing activities	10,085	(128,716)

Effect of exchange rate changes on cash	301	--
Net decrease in cash and cash equivalents	(165,748)	(152,712)
Cash and cash equivalents, beginning of period	247,382	335,041

Cash and cash equivalents, end of period	$81,634	$182,329

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS

Three-month period ended October 1, 2011

(dollars in millions, except earnings per share)	Gross Margin	SG&A	Operating Income	Net Income	Diluted EPS

As reported (GAAP)	$191.9	$145.6	$56.8	$34.4	$0.58

Amortization of fair value step-up of inventory (a)	5.9	--	5.9	4.3	0.07
Revaluation of contingent consideration	--	(1.0)	1.0	1.0	0.02
Professional fees / other expenses (b)	--	(0.1)	0.1	--	--

As adjusted (c)	$197.8	$144.5	$63.8	$39.7	$0.67

Nine-month period ended October 1, 2011

(dollars in millions, except earnings per share)	Gross Margin	SG&A	Operating Income	Net Income	Diluted EPS

As reported (GAAP)	$484.4	$380.1	$132.4	$79.2	$1.35

Amortization of fair value step-up of inventory (a)	5.9	--	5.9	4.3	0.07
Revaluation of contingent consideration	--	(1.0)	1.0	1.0	0.02
Professional fees / other expenses (b)	--	(2.3)	2.3	1.4	0.02

As adjusted (c)	$490.3	$376.8	$141.6	$85.9	$1.46

(a)	Includes $5.9 million of expense related to the amortization of the fair value step-up for Bonnie Togs inventory acquired.

(b)	Professional service fees associated with the acquisition of Bonnie Togs.

(c)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  The Company has excluded $7.0 million and $9.2 million in acquisition-related expenses from these results for the three and nine-month period ended October 1, 2011, respectively.  The Company believes these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.